Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-191520 and 333-191521 on Form S-8 of Cancer Genetics, Inc. and subsidiary of our report dated March 28, 2014, relating to our audits of the consolidated financial statements appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. and subsidiary for the year ended December 31, 2013.

/s/ McGladrey LLP

Des Moines, Iowa
March 28, 2014